Exhibit 4.5

FIRST AMENDMENT

TO

ELECTRICITY DISTRIBUTION CONCESSION CONTRACT

No. 002/1997-ANEEL/CEMIG-ÁREA NORTE

(NORTH AREA)

COMPANHIA ENERGÉTICA DE MINAS GERAIS — CEMIG

The BRAZILIAN FEDERAL GOVERNMENT, hereinafter referred to as the CONCESSION-GRANTING POWER, under its powers conferred by Article 21, Sub-item XII, Subclause “b” of the Brazilian Constitution, acting, in accordance with Sub-item IV of Article of Law 9427 of November 26, 1996, through the BRAZILIAN NATIONAL ELECTRICITY AGENCY — ANEEL, with head office at SGAN, Quadra 603, Module “I”, Annex, Brasília, Federal District, registered in the CNPJ/MF under No. 02.270.669/001-29, represented by its Director-General JERSON KELMAN, under Sub-item V, Article 10, Appendix I — Regulations Structure — approved by Decree 2335 of October 6, 1997, supported by Decree 4932 of December 23, 2003, as amended by Decree 4970 of January 30, 2004, hereinafter referred to as ANEEL, and

COMPANHIA ENERGÉTICA DE MINAS GERAIS — CEMIG, holder of a concession for public electricity service, with head office in the municipality of Belo Horizonte, State of Minas Gerais, at Avenida Barbacena 1200, District of Santo Agostinho, registered in the CNPJ/MF under No. 17.155.730/0001-64, hereinafter referred to as the CONCESSION HOLDER, herein represented in accordance with its bylaws by its acting Director-President FRANCISCO SALES DIAS HORTA, bearer of Identity Card RG M 305102 and CPF 013 461 306 — 63 and by its Chief Energy Distribution and Sales Officer JOSÉ MARIA DE MACEDO, bearer of CREA 6494/D, and CPF 002 033 351 — 04, with THE STATE OF MINAS GERAIS, hereinafter referred to as the CONTROLLING STOCKHOLDER, as consenting party, represented by its Governor AÉCIO NEVES DA CUNHA, do by this instrument and in the best form of law sign the FIRST AMENDMENT TO ELECTRICITY DISTRIBUTION CONCESSION CONTRACT No. 002/1997-CEMIG-ÁREA NORTE, signed on June 18, 1997, in the following terms:

CLAUSE ONE — OBJECT

The object of this Amendment is to meet the conditions of efficacy contained in §§2 of Articles 36 and 43 of Decree 5163 of July 30, 2004, and by the changes made in the drafting of Concession Contract No. 002/1997-ANEEL/CEMIG-ÁREA NORTE, signed on July 10, 1997, established in Clause Two of this Amendment.

CLAUSE TWO — TARIFFS APPLICABLE IN THE PROVISION OF THE SERVICES

Clause Seven — Tariffs applicable in the provision of the services, of Electricity Distribution Concession Contract No. 002/1997-ANEEL/CEMIG-ÁREA NORTE, signed on July 10, 1997 shall now read as follows:

“CLAUSE SEVEN — Tariffs applicable in the provision of the services

For the provision of the public electricity distribution service for which the concession is granted to it by this contract, the CONCESSION HOLDER shall charge the tariffs homologated by ANEEL.

Sub-Clause One — The CONCESSION HOLDER may charge tariffs lower than those homologated by ANEEL, provided that the reduction does not result in subsequent applications for compensations to recover economic-financial equilibrium and subject to the conditions contained in Sub-Clause Seven of Clause Two.

Sub-Clause Two — The CONCESSION HOLDER recognizes that the tariffs indicated in Appendix II, in conjunction with the rules for adjustment and review described below, are sufficient, on July 10, 1997, for maintenance of the economic-financial equilibrium of this Contract.

Sub-Clause Three — The amount of the tariff referred to by this Clause shall be adjusted annually, in accordance with the legislation and regulation currently in force and such as may come to be in force in the future, 1 (one) year after the “prior reference date”, which is defined as follows:

I — in the first adjustment, the date of the start of validity of the adjustment made on April 8, 1997; and

II — in the subsequent adjustments, the date of validity of the last prior adjustment, or review which substituted it, in accordance with the terms of this Clause.

Sub-Clause Four — The periodicity of the adjustment referred to in this Clause may be less than 1 (one) year, if the legislation in the future so permits, in which case the “Prior Reference Date” and the “Period of Reference” shall be adapted to the new periodicity stipulated.

Sub-Clause Five — For the purposes of the tariff adjustment, the revenue of the CONCESSION HOLDER shall be divided into two portions:

Portion A: Part of the revenue corresponding to the following costs: The quota under the Global Reversion Reserve (RGR); quotas of the Fuel Consumption Account (CCC); amounts relating to the inspection fees of the public distribution service concession granted; purchase of electricity in accordance with the “Reference Market”, which includes the amount of electricity arising from the concession holder’s own “distributed generation” undertakings; contributions to the ONS; financial compensation for the use of water resources for the purposes of generation of electricity, when applicable; charges for connection to and use of the electricity transmission and distribution plant and facilities; system service charges; the Energy Development Account (CDE); quotas of the Alternative Energy Sources Incentive Program (PROINFA); Research and Development (R&D) and Energy Efficiency.

Portion B: The amount remaining of the revenue of the CONCESSION HOLDER, excluding the PIS/PASEP, COFINS and ICMS taxes, after the deduction of Portion A.

Sub-Clause Six — The tariffs homologated on the “Prior Reference Date” shall be adjusted in such a way as to recover the Revenue of the CONCESSION HOLDER as a result of application of the Average Tariff Adjustment Index (IRT), defined as follows:

               VPA1 + VPB0 x (IVI +/- X)

IRT  =__________________________

                                  RA

Where:

RA = Annual revenue from retail supply, wholesale supply and use of the distribution systems, calculated taking into account the tariffs homologated on the “Prior Reference Date” and the “Reference Market”, not including PIS/PASEP, COFINS and ICMS taxes, referred to as the “Reference Revenue”;

Annual revenue from retail supply: Calculated using the retail supply tariffs homologated on the “Prior Reference Date” and the electricity consumption and power demand invoiced to captive consumers, not including the PIS/PASEP, COFINS and ICMS taxes, and excluding revenue arising from exceeding active or reactive power levels.

Annual revenue from wholesale supply: Calculated using the wholesale tariffs homologated on the “Prior Reference Date” and the electricity consumption and power demand billed to other holders of concessions, permissions and authorizations for distribution, not including the PIS/PASEP, COFINS and ICMS taxes, and not including revenues arising from exceeding power levels;

Annual revenue from use of the distribution systems: Calculated using the tariffs for use of the distribution systems homologated on the “Prior Reference Date” and the electricity consumption and power demand invoiced to free consumers, self-producers, other distribution concession holders, of holders of permissions or authorizations and generators connected to the distribution system, not including the PIS/PASEP, COFINS and ICMS taxes, and not considering revenues arising from exceeding power levels;

Reference Market: Made up of the quantities of electricity and power demand invoiced for the service of captive consumers, free consumers, self-producers, other holders of concessions, permissions or authorizations for distribution, or invoiced for the quantities of electricity and power contracted for use of the distribution and transmission systems by the generators, in the reference period;

Reference Period: 12 (twelve) months prior to the month of the adjustment being processed;

IVI: Index number obtained by division between the IGPM Inflation Index, of the Getúlio Vargas Foundation, or of any index which takes its place, for the month prior to the date of the adjustment being processed and that for the month prior to the “Prior Reference Date”. In the event that there is not a successor index, ANEEL shall establish a new index to be adopted;

X: An amount specified by ANEEL, in accordance with Sub-Clause Eight of this Clause, to be subtracted from or added to the IVI;

Electricity losses in the distribution system: Treatment to be established for electricity losses at the time of the periodic tariff review.

Electricity purchased: Volume of electrical energy and power acquired for retail supply to captive consumers and for wholesale supply to other distributors, in the reference period, augmented by: (i) electricity losses in the distribution system, which are divided into technical and commercial losses; and, when applicable, (ii) losses associated with the transport from Itaipu and losses in the National Grid Network.

VPA0: Value of “Portion A” considering the conditions in effect on the “Prior Reference Date” and the “Reference Market”, calculated as follows:

(i) For electrical energy purchased: The amount of Electrical Energy Purchased valued at the average price of pass-through that was used in the previous adjustment or review;

(ii) For the use of the transmission and/or distribution systems: The amounts of power demand contracted in the period of reference, valued at the respective tariffs used in the prior adjustment or review; and

(iii) For the other items of “Portion A”: Amounts used in the prior adjustment or review.

VPB0: Value of “Portion B” considering the conditions in effect on the “Prior Reference Date” and the “Reference Market”, calculated as follows:

VPB0 = RA – VPA0

VPA1: Value of “Portion A” on the conditions in effect at the date of the adjustment being processed and the “Reference Market”, calculated as follows:

(i) For the electricity bought through contracts signed prior to Law 10848/2004: The price of pass-through of each contract in effect on the date of the adjustment being processed shall be applied to the amount of electricity of each contract, verified in the period of reference, limited to the amount of electricity which will be able to be served by the same contract in the 12 (twelve) subsequent months;

(ii) For the electricity purchased through contracts signed after Law 10848/2004: The average price of pass-through of the electricity purchase contracts referred to in the head paragraph of Article 36 of Decree 5163 of 2004, authorized by ANEEL, up to the date of the review being processed, weighted by the respective volumes contracted for delivery in the subsequent 12 (twelve) months, applied to the amount of Electricity Purchased, less the amounts referred to in sub-item (i) above;

(iii) For the use of the transmission and/or distribution systems: Amounts of power demand contracted in the period of reference, valued at the respective tariffs in force on the date of the adjustment being processed; and

(iv) For the other items of “Portion A”: Amounts in effect on the date of the adjustment being processed.

Sub-Clause Seven — ANEEL, in accordance with the timetable presented in this Sub-Clause, shall proceed to the revisions of the amounts of the tariffs applicable in the provision of the electricity services, altering them upward or downward, considering the alterations in the structure of costs and market of the CONCESSION HOLDER, the levels of tariffs observed in similar companies in the Brazilian and international context, and the stimuli to efficiency and to moderation in tariffs. These reviews shall obey the following timetable: The first review shall be carried out one year after the fourth annual adjustment granted, as provided for in Sub-Clause Three of this Clause; after this first revision, the subsequent ones shall be carried out every 5 (five) years.

Sub-Clause Eight — In the process of review of tariffs, established in the previous Sub-Clause, ANEEL shall decide and specify the values of the variable X, which shall be subtracted from or added to the variation of the IVI or its replacement, in the subsequent annual adjustments, as described in Sub-Clause Seven of this Clause. For the first 5 (five) annual adjustments the value of X shall be zero.

Sub-Clause Nine — ANEEL may at any time, at the request of the concession holder, carry out revision of the tariffs, aiming to maintain the economic-financial equilibrium of this Contract, without prejudice to the adjustments and reviews referred to by the previous Sub-Clauses of this Clause, if there are significant alterations in the costs of the CONCESSION HOLDER, including any modifications in costs of purchase of electricity or charges for connection or use of electricity transmission and distribution plant and facilities that may be approved by ANEEL during the period and such alterations are duly proven.

Sub-Clause Ten — In compliance with §3 of Article 9 of Law 8987 of 1995, with the exception of income tax, the creation, alteration, or abolition of any taxes or legal charges, after the signature of this Contract, when their impact has been proven, shall result in a review of tariffs, upward or downward as the case may be.

Sub-Clause Eleven — In the event of any review of tariffs having been made under the previous Sub-Clause after the “Prior Reference Date”, as a result of alteration of taxes or charges other than those contained in Portion A, at the time of the prior adjustment provided for in Sub-Clause Six, the tariffs, after application of the IRT, shall be altered, upward or downward, by the same percentages as these reviews.

Sub-Clause Twelve — The CONCESSION HOLDER, in the event of any of its consumers becoming a self-producer or becoming supplied by another supplier of electricity, may charge, for the use of its plant and facilities, specific tariffs established by ANEEL, which shall be set in such a way as to ensure equivalence to the amounts of the portions of its retail supply tariffs corresponding to the plant and facilities involved in the transport of electricity and to the charges and compensations which are the responsibility of the consumer segment, provided for in the legislation.

Sub-Clause Thirteen — The tariffs for use of the distribution systems shall be adjusted in accordance with a specific parameter formula, based on their respective components of cost.

Sub-Clause Fourteen — There shall be isonomic treatment between the tariffs for use of the distribution system applied to free consumers and those applied to captive consumers, including in relation to the charges and compensations therein contained.

Sub-Clause Fifteen — The CONCESSION HOLDER is prohibited from charging electricity consumers, on any pretext, amounts higher than those homologated by ANEEL.

Sub-Clause Sixteen — The CONCESSION HOLDER undertakes to obtain the electricity required by its consumers for the lowest effective cost among the alternatives available. In the application of adjustments and reviews provided for in this Clause, the limits for pass-through to tariffs of the prices freely negotiated in the acquisition of electricity, as established in an ANEEL resolution and the legislation in force, shall be obeyed.

Sub-Clause Seventeen — If there is a unilateral alteration in the Concession Contract which affects its economic-financial equilibrium, duly proven by the CONCESSION HOLDER, ANEEL shall take the necessary measures for its re-establishment, with effect from the date of the alteration”.

CLAUSE THREE - RATIFICATION

The other Clauses and conditions of Electricity Distribution Concession Contract No. 002/1997-ANEEL/CEMIG-ÁREA NORTE, signed on July 10, 1997 are hereby ratified, and those not expressly modified by this Amendment remain valid and unchanged.

CLAUSE FOUR — GENERAL PROVISIONS

The changes made by this Amendment shall be implemented on the occasion of the first tariff adjustment or review subsequent to the signature of this Amendment.

Having thus agreed, the parties sign the present instrument in 4 (four) copies of equal content and form, which are signed by the representatives of ANEEL, the CONCESSION HOLDER, and the witnesses identified below, so that it may produce the due legal effects.

Brasília, March 31, 2005

FOR ANEEL:

(Signature)

JERSON KELMAN

Director-General

FOR THE CONCESSION HOLDER:

(Signature)	(Signature)

FRANCISCO SALES DIAS HORTA	JOSÉ MARIA DE MACEDO
Acting Director-President	Chief Energy Distribution and Sales Officer

FOR THE CONTROLLING STOCKHOLDER:

(Signature)

AÉCIO NEVES DA CUNHA
Governor of the State of Minas Gerais

WITNESSES:

(Signature)	(Signature)

Name: Sergio Luiz Costa Leão;	Name: Jandir Amorim Nascimento;

RG: M 751437;	RG: 122423 SIC/GO;

CPF: 372754026-53	CPF: 057 353 601-59